Exhibit 99.1

Satcon Technology Corporation Announces Chapter 11 Bankruptcy Filing

Boston — October 17, 2012 — Satcon Technology Corporation® (NASDAQ CM:SATC), a leading provider of utility scale power conversion solutions for the renewable energy market, today announced that the Company and its subsidiaries have filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code.  The petitions were filed in the U.S. Bankruptcy Court for the District of Delaware.

Steve Rhoades, Satcon’s President and Chief Executive Officer, said “This has been a difficult time for Satcon.  After careful consideration of available alternatives, the Company’s Board of Directors determined that the Chapter 11 filings were a necessary and prudent step, allowing the Company to continue to operate while giving us the opportunity to reorganize with a stronger balance sheet and capital structure.  Our goal is for Satcon to emerge from bankruptcy reorganization and continue to provide our customers with the quality products that they need.”

In conjunction with the filings, the Company filed a series of first day motions with the Court that, with Court approval, will allow it to continue to conduct business without interruption. These motions are primarily designed to minimize any impact on the Company’s customers and employees. The Company expects to obtain consent from its secured lenders to use cash collateral so as to provide the Company with continued access to funds to operate its business.

For access to Court documents and other general information about the Chapter 11 cases, please visit the website administered by the Company’s claims agent, Epiq Bankruptcy Solutions, LLC, at http://dm.epiq11.com/satcon.

About Satcon

Satcon Technology Corporation is a leading provider of utility-grade power conversion solutions for the renewable energy market, enabling the industry’s most advanced, reliable and proven clean energy alternatives. For more than ten years, Satcon has designed and delivered advanced power conversion products that enable large-scale producers of renewable energy to convert the clean energy they produce into grid-connected efficient and reliable power. To learn more about Satcon, please visit www.Satcon.com.

Forward-Looking Statements Safe Harbor

Statements made in this press release that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “will,” “intends,” “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Forward looking statements contained in this press release include, without limitation, statements regarding the Company’s ability to continue operations during the pendency of the bankruptcy cases and the effect of actions of the Court on the Company’s assets and operations.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  These risks and uncertainties include the adverse impact of the bankruptcy case on the Company’s business, financial condition and results of operations, including its ability to maintain contracts and other customer and supplier relationships critical to its business and the actions of the Company’s creditors and other third parties with interests in the bankruptcy case; the Company’s ability to maintain adequate liquidity to fund operations during the bankruptcy case; the Company’s ability to obtain court approval with respect to motions in the bankruptcy case prosecuted from time to time; the Company’s ability to develop, prosecute, confirm and consummate a plan of reorganization with respect to the bankruptcy case; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm a plan of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 bankruptcy case into to Chapter 7 case; and other risk factors contained in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2011 and other periodic reports subsequently filed with the SEC.  Forward-looking statements contained in this press release speak only as of the date of this release.  Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date.  The Company expressly disclaims any obligation to update the information contained in this release.

Contact:

Satcon Technology Corporation
Aaron Gomolak, (617) 910-5500
Aaron.Gomolak@satcon.com